UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 10, 2017

Patriot National, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36804	46-4151376
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

401 East Las Olas Boulevard, Suite 1650

Fort Lauderdale, Florida

(Address of Principal Executive Offices)

(954) 670-2900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Steven M. Mariano as President, Chief Executive Officer, Chairman, and Director

On July 10, 2017, Steven M. Mariano tendered his resignation as President, Chief Executive Officer, director and Chairman of the Board of Directors (the “Board”) of Patriot National, Inc. (the “Company”). On July 12, 2017, the Board accepted his resignation, effective immediately.

In connection with his separation from the Company, the Company and Mr. Mariano entered into a Confidential Separation and Severance Agreement and General Release (the “Separation Agreement”) on July 12, 2017, effective immediately, that specifies the terms of, and the benefits he is eligible to receive in connection with, his departure from the Company. Subject to his compliance with the terms and conditions of the Separation Agreement, Mr. Mariano (i) received a payment of $6.0 million and will receive $4.0 million to be paid over four annual payments beginning August 1, 2018, which payments shall accelerate upon a change of control (the $6.0 million payment and $4.0 million payment are collectively referred to as the “Severance Payment”) and (ii) will receive a continuation of group health plan coverage until the earlier of July 13, 2019 or the time he obtains group health plan coverage with a new employer. The Severance Payment is subject to clawback by the Company.

At the option of the Company, Mr. Mariano will serve in a consulting role where he will assist the Company as reasonably requested by the Board or Chief Executive Officer, and be available upon request to the Special Committee of independent directors to explore and review a range of strategic alternatives for the Company.

Under the Separation Agreement, Mr. Mariano provided a general waiver and release of claims against the Company and is subject to certain cooperation and restrictive covenants, including confidentiality, non-disparagement, non-solicitation, and non-competition.

Appointment of John J. Rearer as Chief Executive Officer

On July 13, 2017, the Board appointed John J. Rearer as Chief Executive Officer of the Company, to serve until his respective successor is duly elected and qualified, or until the earlier of his death, resignation, or removal. Mr. Rearer has served as CEO of Patriot Underwriters, Inc., a subsidiary of the Company, since 2017, where he was responsible for all underwriting and sales and marketing for Patriot Underwriters, Inc. Mr. Rearer joined the Company in 2005 and has served in various positions from Vice President of Underwriting to President of Patriot Underwriters, Inc. in 2014. Prior to his employment with the Company, he served as Vice President of Preferred Employers Group, a managing general agency in Miami. Mr. Rearer has been in the insurance industry for 25 years and is a graduate of Auburn University and Notre Dame (MBA).

Appointment of Glenn Hibler as Chairman of the Board

On July 14, 2017, the Board elected Glenn Hibler as Chairman of the Board, effective immediately. Mr. Hibler is also chairman of the Compensation Committee and a member of the Audit Committee.

Item 7.01.	Regulation FD Disclosure.

On July 13, 2017, the Company issued a press release to announce Mr. Mariano’s resignation as President, Chief Executive Officer, Chairman, and director of the Company and Mr. Rearer’s appointment as Chief Executive Officer of the Company. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein. The information in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act and shall not be deemed incorporated by reference into any filing under the Securities Act.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated July 13, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT NATIONAL, INC.

By:	/s/ Beth Crews
Name:	Beth Crews
Title:	VP & Deputy General Counsel

Date: July 14, 2017